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                                                                    EXHIBIT 99.1

                              AMENDED AND RESTATED
                        NORTHERN BORDER PHANTOM UNIT PLAN


         SECTION 1. PURPOSES OF THE PLAN. The purposes of this Northern Border Phantom Unit Plan (the "Plan"), are to provide employees of Northern Plains Natural Gas Company and NBP Services Corporation an increased incentive to contribute to the future success and prosperity of Northern Border Partners, L.P. and its subsidiaries, as appropriate, thus enhancing the value of the partnerships for the benefit of their owners, and to enhance the ability of Northern Plains Natural Gas Company and of NBP Services Corporation to attract and retain employees who are essential to the progress, growth and profitability of the partnerships.

         SECTION 2. ADMINISTRATION OF THE PLAN.

         2.1. THE COMMITTEE. The Plan shall be administered by an administrative committee comprised of one or more representatives of each Board of Directors of Northern Plains Natural Gas Company and NBP Services Corporation (the "Committee"). The decisions of the Committee must be by unanimous vote of those present. The Committee may also appoint other members who need not be directors of Northern Plains Natural Gas Company or NBP Services Corporation. The Committee shall have all of the powers and duties specified for it under the Plan, including, without limitation, the selection of Participants and the determination of Grants of Phantom Units and/or Phantom LP Units to be granted to each Participant. The Committee may from time to time establish rules and procedures for the administration of the Plan which are not inconsistent with the provisions of the Plan, and any such rules and procedures shall be effective as if included in the Plan.

         2.2. MEETINGS. A majority of the members of the Committee shall constitute a quorum for the transaction of business. All action taken by the Committee at a meeting shall be by the unanimous vote of those present at such meeting, but any action may be taken by the Committee without a meeting upon written consent signed by all of the members of the Committee. Members of the Committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear or see the comments of one another. Notwithstanding any other provisions in 2.1 and 2.2, no member of the Committee shall vote on any matter directly affecting the amounts payable under the Plan to such member.

         2.3. COMMITTEE DETERMINATIONS. All determinations of the Committee shall be final, binding and conclusive upon all persons.

         SECTION 3. ELIGIBILITY AND PARTICIPATION.

         3.1. ELIGIBLE EMPLOYEES. Employees of Northern Plains Natural Gas Company and of NBP Services Corporation are eligible to be selected by the Committee for participation in the Plan. Participation in the Plan and Grants to such eligible employees shall be in the discretion of the Committee, and the Committee may from time to time establish further eligibility requirements for participation in the Plan. Subject to provisions of the Plan, any Grant made to a Participant shall be determined in the sole discretion of the Committee.

         3.2. GRANT AGREEMENTS. The terms and provisions of each Grant, as determined by the Committee in its sole discretion, shall be set forth in a written Grant Agreement, which shall incorporate by reference, and be subject to, the terms and provisions of the Plan. Each Grant Agreement shall contain such provisions not inconsistent with the Plan as the Committee deems appropriate. The terms and provisions set forth in Grant Agreements may vary among Participants. Grants and all rights attendant thereto are transferable only by will or the laws of descent and distribution, and are only redeemable while the Participant remains an employee of Northern Plains Natural Gas Company, NBP Services Corporation, or other subsidiary of Enron Corp., or dies while an employee thereof unless otherwise provided by a provision of the Plan or of the Participant's Grant Agreement. Subject to the foregoing, the Committee has complete authority to determine the identity of participants, the time of grant, time and provisions for redemption and duration of a Grant, and any other conditions or limitations applicable to a Grant and redemption thereof.

         3.3. LIMIT ON NUMBER OF GRANTS. The number of Grants of Phantom Units and Phantom LP Units combined in the aggregate, including Grants which have been redeemed, shall not exceed two hundred thousand (200,000). If a Grant is forfeited before its redemption, then the number of Phantom Units or LP Units, as the case may be, attributable to such forfeited Grant shall be available for Grants subsequent to such forfeiture.

         SECTION 4. PLAN ACCOUNTS. A bookkeeping account shall be established for each Participant on books kept by Northern Plains Natural Gas Company and NBP Services Corporation. Such account shall be unfunded and shall set forth, as applicable, the initial Grant of Phantom Units and/or Phantom LP Units to a Participant, the Phantom Unit Value and/or the Phantom


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LP Unit Value of such Grant at the time such Grant is made and such other information as may be necessary for administration of such Grant.

         SECTION 5. PROVISIONS REGARDING PHANTOM UNITS.

         5.1. GRANT OF PHANTOM UNITS. Phantom Units may be granted by the Committee on such terms and conditions as the Committee may determine. A Phantom Unit shall be a bookkeeping credit equal in value to the Phantom Unit Value at the time of grant.

         5.2. REDEMPTION OF PHANTOM UNITS. A Grant of Phantom Units shall be redeemed according to the provisions of the Grant Agreement.

         5.3. REDEMPTION PAYMENT FOR PHANTOM UNITS. Upon redemption of a Grant of Phantom Units, Northern Plains Natural Gas Company or NBP Services Corporation will pay or cause to be paid to the Participant a Redemption Payment in Common Units of the Partnership or in cash, or a combination thereof, as determined in the sole discretion of the Committee. The Committee shall have final discretion in determining the method and form of the Redemption Payment. The number of Common Units of the Partnership paid pursuant to a redemption shall be determined using the value of a Redemption Payment attributable to the number of Phantom Units redeemed and the closing price of a Common Unit as reported on the New York Stock Exchange on the Redemption Date. Subject to applicable law, such Common Units of the Partnership shall be unrestricted and freely transferable, without limitation.

         5.4. GRANT OF PHANTOM LP UNITS. Phantom LP Units may be granted by the Committee on such terms and conditions as the Committee may determine. A Phantom LP Unit shall be a bookkeeping credit equal in value to the LP Unit Value at the time of grant.

         5.5. REDEMPTION OF LP UNITS. A Grant of Phantom LP Units shall be redeemed according to the provisions of the Grant Agreement.

         5.6. REDEMPTION PAYMENT FOR LP UNITS. Upon redemption of a Grant of Phantom LP Units, Northern Plains Natural Gas Company or NBP Services Corporation will pay or cause to be paid to the Participant a Redemption Payment in Common Units of the Partnership or in cash, or a combination thereof, as determined in the sole discretion of the Committee. The Committee shall have final discretion in determining the method and form of the Redemption Payment. The number of Common Units of the Partnership paid pursuant to a redemption shall be determined using the value of a Redemption Payment attributable to the number of Phantom LP Units redeemed and the closing price of a Common Unit as reported on the New York Stock Exchange on the Redemption Date. Subject to applicable law, such Common Units of the Partnership shall be unrestricted and freely transferable, without limitation.

         5.7. PARTICIPANTS NOT SHAREHOLDERS OR UNITHOLDERS.

                  (1) The existence of the Plan and Grants of Phantom Units and/or Phantom LP Units do not restrict the right or power of the Partnership, Northern Plains Natural Gas Company or NBP Services Corporation to effect any organizational actions, including, but not limited to, issuance of securities, changes of capital structure, and mergers or other reorganizations. Participants will not have any rights of equity or ownership in either the Partnership, Northern Plains Natural Gas Company or NBP Services Corporation as a result of receiving or holding Grants.

                  (2) If an event occurs which results in the withdrawal of Northern Plains Natural Gas Company pursuant to the provisions of the Partnership Agreement (an "Event of Withdrawal"), then within thirty
         (30) days of an Event of Withdrawal, as applicable, all unpaid Grants of Phantom Units and/or Phantom LP Units shall be fully redeemed and surrendered to Northern Plains Natural Gas Company by each Participant who is an employee of Northern Plains Natural Gas Company; and in such case each such Participant (or the Participant's estate in the event of death) shall receive, as applicable, a Redemption Payment for such Phantom Units and/or such Phantom LP Units from Northern Plains Natural Gas Company pursuant to the provisions of the underlying Grant Agreement, using as the Determination Date the date of Event of Withdrawal as determined by the Committee.

                  (3) If the Event of Withdrawal identified in (2) above occurs, then the Administrative Service Agreement will terminate (an "Event of Termination"). Within thirty (30) days of an Event of Termination, as applicable, all unpaid Grants Of Phantom Units and/or Phantom LP Units shall be fully redeemed and surrendered to NBP Services Corporation by each Participant who is an employee of NBP Services Corporation; and in such case each such Participant (or the Participant's estate in the event of death) shall receive, as applicable, a Redemption Payment for such Phantom Units and/or such Phantom


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         LP Units from NBP Services Corporation pursuant to the provisions of the underlying Grant Agreement, using as the Determination Date the date of Event of Termination as determined by the Committee.

         SECTION 6. NO RIGHT OF EMPLOYMENT. Neither the adoption of the Plan nor a Grant of Phantom Units and/or Phantom LP Units or crediting of amounts with respect thereto shall confer on any person the right to continued employment by Northern Plains Natural Gas Company or NBP Services Corporation, or affect in any way the right of Northern Plains Natural Gas Company or NBP Services Corporation to terminate its employment of a person at any time.

         SECTION 7. PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE. No right, title, interest or benefit hereunder shall ever be transferable or liable for or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

         SECTION 8. AMENDMENT AND TERMINATION OF PLAN.

         8.1. AMENDMENT OF PLAN. Both the Board of Directors of Northern Plains Natural Gas Company and NBP Services Corporation shall each have the right to alter or amend the Plan or any part thereof from time to time, except that such Board shall not make any alteration or amendment which shall impair the rights of a Participant in prior Grants of Phantom Units and/or Phantom LP Units under the Plan without that Participant's consent.

         8.2. TERMINATION OF PLAN. Notwithstanding any other provision of the Plan to the contrary, either Board of Directors of Northern Plains Natural Gas Company or NBP Services Corporation may, in its sole discretion, terminate the Plan at any time. If not earlier terminated under the provisions of this Section 8, the Plan shall terminate as of the Plan Termination Date. Notwithstanding any other provision of the Plan to the contrary, the termination of the Plan shall not impair the rights of a Participant in prior Grants of Phantom Units and/or Phantom LP Units under the Plan without the Participant's consent.

         SECTION 9. SOURCE OF PAYMENTS. The Plan shall constitute an unfunded, unsecured obligation of Northern Plains Natural Gas Company to Participants who are employees of Northern Plains Natural Gas Company and of NBP Services Corporation to Participants who are employees of NBP Services Corporation to make Redemption Payments according to the provisions of the Plan from its respective general assets. Neither the establishment of the Plan nor the allocation of Phantom Units and/or Phantom LP Units or making bookkeeping credits to Participant accounts with respect thereto shall be deemed to create a trust. By virtue of being a Participant in the Plan, no Participant shall have any security or other interest in any assets or equity of the Partnership, Northern Plains Natural Gas Company or NBP Services Corporation. A Participant, his or her beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in Phantom Units and/or Phantom LP Units or this Plan shall rely solely on the unsecured promise of Northern Plains Natural Gas Company or of NBP Services Corporation, as the case may be, set forth herein, and nothing in this Plan shall be construed to give a Participant, beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Partnership, Northern Plains Natural Gas Company or NBP Services Corporation, or in which any of them may have any right, title or interest now or in the future; but a Participant shall have the right to enforce a claim arising under the Plan against Northern Plains Natural Gas Company or NBP Services Corporation, as the case may be, in the same manner as any unsecured creditor.

         SECTION 10. PLAN BINDING. This Plan shall be binding upon Northern Plains Natural Gas Company and NBP Services Corporation, their successors and assigns. Neither Northern Plains Natural Gas Company nor NBP Services Corporation shall be a party to any merger, consolidation or reorganization, unless and until the Plan and Northern Plains Natural Gas Company's and/or NBP Services Corporation's obligations hereunder shall be expressly assumed by its or their successor or successors.

         SECTION 11. ADMINISTRATION OF PLAN.

         11.1. COMMITTEE POWERS AND DUTIES. The Committee, in good faith, shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

         1) to make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to Northern Plains Natural Gas Company and to NBP Services Corporation;

         2) to construe and interpret all terms, provisions, conditions and limitations of the Plan;


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         3) to correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

         4) to employ and compensate and delegate responsibilities to such accountants, attorneys, investment advisors and other agents and persons as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

         5) to determine all questions and issues relating to eligibility;

         6) to determine the amount, manner and time or payment of any benefits under the Plan and to prescribe procedures to be followed by Participants in obtaining benefits;

         7) to cause to be prepared, filed and distributed, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of applicable statute or regulation; and

         8) to make a determination as to the right of any person to receive an amount payable under the Plan.

         11.2. NORTHERN PLAINS NATURAL GAS COMPANY AND NBP SERVICES CORPORATION TO SUPPLY INFORMATION. Northern Plains Natural Gas Company and NBP Services Corporation shall supply or cause to be supplied full and timely information to the Committee relating to Participants and such pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by Northern Plains Natural Gas Company and NBP Services Corporation.

         11.3. RELIANCE. The Committee and the Board shall not be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any such decision or action taken by the Board or the Committee in reliance upon any information supplied to them by Northern Plains Natural Gas Company or NBP Services Corporation, their legal counsel, or by their independent accountants in connection with the administration of the Plan shall be deemed to have been taken in good faith.

         SECTION 12. GOVERNING LAW. This Plan shall be subject to, and governed by, the laws of the State of Nebraska without regard to conflict of law principles.

         SECTION 13. CONSTRUCTION. In the event any parts of this Plan are found to be void, the remaining provisions of this Plan shall nevertheless be binding with the same effect as though the void parts were deleted.

         SECTION 14. WITHHOLDING. Any payment provided for under the Plan shall be made by Northern Plains Natural Gas Company and NBP Services Corporation as provided herein and shall be reduced by any amount required to be withheld by Northern Plains Natural Gas Company and NBP Services Corporation under applicable local, state or federal withholding requirements.

         SECTION 15. DEFINITIONS. For the purposes of this Plan, the terms defined below shall have the following meanings:

         "Administrative Services Agreement" shall mean the Administrative Services Agreement between NBP Services Corporation, Northern Border Partners, L.P. and Northern Border Intermediate Limited Partnership, as may be amended from time to time.

         "Common Units" or a " Common Unit" of the Partnership shall have the same meaning as "Common Unit" is defined in the Partnership Agreement.

         "Determination Date" means the date as of which a 1) Phantom Unit Value, 2) Phantom LP Unit Value, 3) a value equal to the closing price of a Common Unit on the New York Stock Exchange (NYSE), or 4) any other value specified by the Committee for administration of the Plan, is calculated.

         "GP Distribution Rate" means the indicated annual distribution to the general partners of the Partnership based on the most recently declared distribution to limited partners of the Partnership divided by the number of equivalent units represented by such general partners' interest in the Partnership, as determined by the Committee.

         "Distribution Yield" means the indicated annual Common Unit distribution rate divided by the closing price of a Common Unit as reported on the New York Stock Exchange on a Determination Date, as determined by the Committee.


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         "Grant" means an award of Phantom Units and/or Phantom LP Units pursuant to a Grant Agreement.

         "Grant Agreement" means a written agreement making a Grant of Phantom Units and/or Phantom LP Units to a Participant.

         "Phantom LP Units" shall mean the interest granted to a Participant pursuant to a Grant made by the Committee pursuant to the provisions of the Plan.

         "Phantom LP Unit Value" for a single Phantom LP Unit is the dollar value equal to the closing price of a Common Unit on the New York Stock Exchange.

         "Phantom Unit" shall mean the interest granted to a Participant pursuant to a Grant made by the Committee pursuant to the provisions of the Plan.

         "Phantom Unit Value" for a single Phantom Unit is the GP Distribution Rate divided by the Distribution Yield.

         "Participant" shall mean an eligible employee of Northern Plains Natural Gas Company or of NBP Services Corporation who has been selected by the Committee to participate in the Plan and who, with Northern Plains Natural Gas Company or NBP Services Corporation, has entered into a Grant Agreement.

         "Partnership" shall mean the limited partnership formed and continued pursuant to the Partnership Agreement; presently, as of the effective date of this Plan, Northern Border Partners, L.P.

         "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership Of Northern Border Partners, L.P., as may be amended from time to time.

         "Permanent Disability" shall mean an injury or illness to or of a Participant for which the Committee makes a determination that the Participant is permanently and totally unable to perform his or her duties for the Participant's employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion satisfactory to the Committee by a physician selected by the Committee, or if earlier, the date the Participant becomes entitled to receive long term disability benefits under the long term disability plan maintained or provided by the Participant's employer for its employees generally.

         "Plan Termination Date" shall mean the earlier date of a termination of the Plan subject to the provisions of Section 8.2 of the Plan or December 31, 2004.

         "Redemption Date" shall mean the date specified in a Grant Agreement for redemption of the Grant of Phantom Units and/or Phantom LP Units.

         "Redemption Payment" shall mean (i) for a Phantom Unit, a payment equal to the product of the Phantom Unit Value as of the Determination Date multiplied by the number of the Phantom Units being redeemed plus the amount of cash distributions credited to a Participant's account pursuant to the applicable provisions of the underlying Grant Agreement or according to the provisions of the Plan, and (ii) for a Phantom LP Unit a payment equal to the product of the Phantom LP Unit Value as of the Determination Date multiplied by the number of the Phantom LP Units being redeemed plus the amount of cash distributions credited to a Participant's account pursuant to the applicable provisions of the underlying Grant Agreement or according to the provisions of the Plan.